PO Box 9005 Quakertown PA 18951-9005 215.538.5600 1.800.491.9070 www.QNB.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS RECORD NET INCOME FOR 2010
FOURTH QUARTER EARNINGS INCREASE 46.6%

QUAKERTOWN, PA (January 27, 2011) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2010 of $1,810,000, or $0.58 per share on a diluted basis. This represents a 46.6% increase compared to net income of $1,235,000, or $0.40 per share on a diluted basis, for the same period in 2009. Fourth quarter 2010 net income increased $191,000, or 11.8%, compared to third quarter 2010’s results.

For the year ended December 31, 2010, net income was $7,217,000, or $2.32 per share on a diluted basis, and represents a record year for the Company. In the year 2009, the Company had net income of $4,227,000, or $1.36 per share on a diluted basis. Net income expressed as an annualized rate of return on average shareholders’ equity was 12.53% for the year ended December 31, 2010 compared with 7.73% for the year 2009.

Results for both the fourth quarter and year ended December 31, 2010 compared to the same periods in 2009 reflect significantly higher net interest income, resulting from an increase in the net interest margin and strong growth in loans and deposits, a slight reduction in the provision for loan losses and significantly lower other-than-temporary impairment (OTTI) charges on investment securities.

“We are very proud of the Company’s record performance for the year, especially given the challenging economic environment in which we operated. Our financial performance reflects strong core earnings resulting from strong deposit and loan growth coupled with an improved net interest margin. I am also pleased to report that both the Bank and the Company remain ‘well capitalized’ by all regulatory standards.”, stated Thomas J. Bisko, Chief Executive Officer.

Mr. Bisko continued, “I am also extremely proud to report that we continue to successfully execute our plan as expressed in the theme of our 2009 Annual Report: ‘Building Relationships—QNB, a community bank committed to relationship banking.’ This is reflected in both the record number of new customers brought into the QNB family in 2010, as well as by the continuation and growth of our relationships with our existing customers. I look forward to 2011 with optimism.”

Net Interest Income and Net Interest Margin

The positive trend of increasing net interest income continued in the fourth quarter. Net interest income increased $1,040,000, or 18.0%, to $6,813,000 for the fourth quarter of 2010 compared to the fourth quarter of 2009. Net interest income for the fourth quarter of 2010 also reflects an improvement of $172,000, or 2.6%, compared to the third quarter of 2010. The net interest margin was 3.75% for the fourth quarter of 2010 which was level with the third quarter of 2010 and higher than the 3.43% for the fourth quarter of 2009.

The improvement in net interest income and the net interest margin compared with the fourth quarter of 2009 primarily resulted from the impact of lower deposit costs partially offset by lower yields on investment securities. The interest rate paid on interest-bearing deposits declined by 60 basis points to 1.29% for the fourth quarter of 2010 compared to the fourth quarter of 2009. The decline in the rate paid on deposits largely resulted from the repricing of time deposits at lower market rates. The average rate paid on time deposits declined 78 basis points from 2.72% for the fourth quarter of 2009 to 1.94% for the fourth quarter of 2010. In comparison, the average rate earned on investment securities declined from 4.52% for the fourth quarter of 2009 to 3.79% for the fourth quarter of 2010, a decline of 73 basis points while the average yield on loans declined only two basis points from 5.88% to 5.86%.

Average earning assets grew by $54,884,000, or 7.6%, with average loans increasing 8.3% and average investment securities increasing 10.8% when comparing the fourth quarter of 2010 to the same period in 2009. The growth in loans was mainly related to real estate secured commercial loans and to a lesser degree commercial and industrial loans and tax-exempt loans. On the funding side, average deposits increased $67,697,000, or 10.9%, with average transaction accounts increasing $76,138,000, or 31.1%. The growth in transaction accounts is largely due to the success of QNB’s newest high-rate deposit product, Online eSavings. The Online eSavings account was introduced in the second quarter of 2009 and continues to experience significant growth. This product had balances totaling $67,435,000 as of December 31, 2010 compared to $52,661,000 at September 30, 2010 and $19,944,000 at December 31, 2009.

For the year ended December 31, 2010, net interest income totaled $25,913,000, an increase of $4,212,000, or 19.4%, over the year 2009. When comparing the two years, average loans and investment securities increased 9.2% and 8.3%, respectively, and average total deposits increased 12.0%. The net interest margin for 2010 was 3.72% compared to 3.42% for 2009, with lower deposit costs being the primary factor in the improvement.

Asset Quality, Provision for Loan Loss and Allowance for Loan Loss

QNB closely monitors the quality of its loan portfolio and as a result of loan growth, increases in non-performing, delinquent and classified loans and continued concerns related to current economic conditions, has increased the allowance for loan losses to reflect these conditions.

Total non-performing assets were $11,634,000 as of December 31, 2010 compared with $7,032,000 as of December 31, 2009. Included in this classification are non-performing loans, other real estate owned (OREO) other repossessed assets and non-performing pooled trust preferred securities. Total non-performing loans, which represent loans on non-accrual status, loans past due more than 90 days and still accruing interest, and restructured loans were $9,872,000, or 2.05% of total loans, at December 31, 2010, compared to $6,102,000, or 1.36% of total loans, at December 31, 2009. This is a slight improvement from the $9,908,000 reported at September 30, 2010. OREO and repossessed assets were $90,000 at December 31, 2010 and included one commercial property for $75,000 that is under agreement of sale. OREO and repossessed assets were $67,000 at December 31, 2009. Non-performing trust preferred securities are carried at fair value and were $1,672,000 and $863,000 at December 31, 2010 and 2009, respectively. The higher carrying value is solely due to the increase in fair value.

Total delinquent loans, which include loans that are thirty days or more past due and non-accrual loans, increased to 3.02% of total loans at December 31, 2010, compared with 2.17% of total loans at December 31, 2009.

QNB recorded a provision for loan losses of $1,200,000 in the fourth quarter of 2010 compared with $1,550,000 in the fourth quarter of 2009. Net loan charge-offs were $377,000, or 0.32% annualized of total average loans for the fourth quarter of 2010 compared with $906,000, or 0.82% annualized for the fourth quarter of 2009.

For the year 2010 the provision for loan losses was $3,800,000, a slight decrease from the $4,150,000 recorded in 2009. Net loan charge-offs were $1,062,000, or 0.23% of total average loans for 2010 compared with $1,769,000, or 0.41% of total average loans for 2009.

QNB’s allowance for loan losses of $8,955,000 represents 1.86% of total loans at December 31, 2010 compared to an allowance for loan losses of $6,217,000, or 1.38% of total loans at December 31, 2009.

Non-Interest Income

Total non-interest income was $1,176,000 for the fourth quarter of 2010, a decrease of $395,000 compared with the same period in 2009. Activity in the investment securities portfolio is the primary reason for the decrease in total non-interest income as the fourth quarter of 2010 included net losses of $23,000 in the fourth quarter of 2010 compared to net gains of $476,000 in the fourth quarter of 2009. During the fourth quarter of 2010 QNB recorded an other-than-temporary impairment (OTTI) charge of $33,000 on an equity security. This compares to credit-related OTTI charges of $241,000 in the fourth quarter of 2009 on its holdings of pooled trust preferred securities and a $6,000 charge on an equity security. Also during the fourth quarter of 2010 there was $10,000 of net gains realized on the sale of securities compared to $723,000 of gains in the same quarter of 2009.

The decrease in non-interest income was also attributable to fees for services to customers decreasing $87,000 when comparing the fourth quarter of 2010 to the same 2009 quarter. The decrease was primarily caused by lower overdraft charges as a result of the implementation of new rules under Regulation E and a reduction in the per item fee charged to customers. Offsetting this decrease were increases in ATM and debit card income of $57,000 and net gains on the sale of residential mortgages of $97,000, due to an increase in volume.

Total non-interest income for the twelve-month periods ended December 31, 2010 and 2009 was $4,339,000 and $3,885,000, respectively. Net losses on investment securities for 2010 were $1,000 compared to net losses of $454,000 during 2009. The net loss for 2010 was comprised of OTTI charges of $310,000 which was almost entirely offset by net gains on the sales of securities of $309,000. This compares to OTTI charges of $1,523,000 and net gains on the sales of securities of $1,069,000 in 2009.

Fees for services to customers declined $172,000 when comparing the year ended December 31, 2010 to 2009. Net gains on the sale of loans declined $139,000 to $494,000 for 2010, largely a result of a decline in the volume of loans sold. Partially offsetting these decreases was an increase of $212,000 in ATM and debit card income which reflects the growth in ATM and debit card transactions during 2010. When comparing the two years, merchant income increased $36,000 and net losses on the sale of other real estate owned and repossessed assets declined from $134,000 in 2009 to $2,000 for the year ended December 31, 2010.

Non-Interest Expense

Total non-interest expense was $4,564,000 for the fourth quarter of 2010, an increase of $217,000, or 5.0%, from the same quarter of 2009. The largest contributing factor to the increase in non-interest expense was an increase of $89,000, or 26.9%, in net occupancy expense. The majority of the increase relates to lease expense for the permanent Wescosville branch opened in October 2010 and an increase in building repair and maintenance costs. Marketing expense increased $64,000 primarily related to several large donations and community event sponsorships as well as expenses related to the grand opening of the permanent Wescosville branch. Comparing the fourth quarter of 2010 to 2009, third-party services decreased $70,000. Prior year included expenses associated with the use of an executive search consultant and higher legal fees. Taxes, insurance and maintenance costs related to a property carried in other real estate owned contributed $79,000 to the increase in non-interest expenses for the quarter.

Total non-interest expense was $17,401,000 for the twelve-month period ended December 31, 2010. This represents an increase of $815,000, or 4.9%, from 2009. Contributing to the increase in total non-interest expense was higher salary and benefit expense which increased $474,000, or 5.6%, comparing the year ended December 31, 2010 with 2009. An accrual for incentive compensation contributed $211,000 to the increase with the remainder primarily attributable to normal merit increases. Net occupancy expenses increased $192,000, or 14.3%. The majority of the increase related to lease expense for the permanent Wescosville branch as well as increases in utility costs, building repairs and maintenance expenses and security related expenses. Similar to the fourth quarter, marketing expense increases related to the opening of the permanent Wescosville branch and an increase in donations over 2009 levels.

FDIC insurance premiums decreased $170,000, or 14.0%, to $1,041,000 for the year ended December 31, 2010. The higher expense in the prior year was the result of the special assessment levied on all insured institutions by the FDIC in the second quarter of 2009 in order to replenish its Deposit Insurance Fund. QNB’s portion of the special assessment was $332,000. Significant growth in deposits during 2010 combined with a slightly higher assessment rate has resulted in an increase in the ongoing quarterly assessment expense. Expenses related to foreclosures, repossessions and the ongoing expenses of other real estate owned increased $89,000 when comparing the year 2010 with 2009. In 2010 costs related to appraisals and title searches on loans, particularly classified loans, increased $59,000. These expenses result from the Company’s ongoing efforts to obtain the most recent and relevant information to analyze classified loan risks.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates nine branches in Bucks, Montgomery and Lehigh Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides retail brokerage services through Raymond James Financial Services, Inc. and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp and QNB Bank is available at www.qnb.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands)

Balance Sheet (Period End)	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09
Assets	$809,186	$791,236	$776,115	$770,881	$762,426
Investment securities (AFS & HTM)	293,231	282,098	264,719	266,104	260,209
Loans receivable	482,182	477,940	474,678	456,217	449,421
Allowance for loan losses	(8,955)	(8,132)	(7,009)	(6,357)	(6,217)
Net loans	473,227	469,808	467,669	449,860	443,204
Deposits	694,976	674,247	657,970	662,371	634,103
Demand, non-interest bearing	55,377	53,100	59,235	55,537	53,930
Interest-bearing demand, money market and savings	329,368	309,688	281,448	282,205	259,077
Time	310,231	311,459	317,287	324,629	321,096
Short-term borrowings	29,786	31,173	34,059	21,831	28,433
Long-term debt	20,308	20,311	20,000	25,000	35,000
Shareholders' equity	61,090	62,682	61,128	58,224	56,426

Asset Quality Data (Period End)
Non-accrual loans	$7,183	$8,094	$7,180	$3,664	$3,086
Loans past due 90 days or more and still accruing	268	199	62	14	759
Restructured loans	2,421	1,615	506	2,217	2,257
Non-performing loans	9,872	9,908	7,748	5,895	6,102
Other real estate owned and repossessed assets	90	12	40	51	67
Non-accrual pooled trust preferred securities	1,672	1,497	1,539	986	863
Non-performing assets	$11,634	$11,417	$9,327	$6,932	$7,032

Allowance for loan losses	$8,955	$8,132	$7,009	$6,357	$6,217

Non-performing loans / Loans	2.05%	2.07%	1.63%	1.29%	1.36%
Non-performing assets / Assets	1.44%	1.44%	1.20%	0.90%	0.92%
Allowance for loan losses / Loans	1.86%	1.70%	1.48%	1.39%	1.38%

QNB Corp.
Consolidated Selected Financial Data (unaudited)

(Dollars in thousands, except per share data)	For the three months ended,					For the twelve months ended,
For the period:	12/31/10	9/30/10	6/30/10	3/31/10	12/31/09	12/31/10	12/31/09

Interest income	$9,189	$9,117	$9,049	$8,828	$8,937	$36,183	$35,368
Interest expense	2,376	2,476	2,614	2,804	3,164	10,270	13,667
Net interest income	6,813	6,641	6,435	6,024	5,773	25,913	21,701
Provision for loan losses	1,200	1,200	700	700	1,550	3,800	4,150
Net interest income after provision for loan losses	5,613	5,441	5,735	5,324	4,223	22,113	17,551
Non-interest income:
Fees for services to customers	368	392	406	405	455	1,571	1,743
ATM and debit card	326	317	314	271	269	1,228	1,016
Net (loss) gain on investment securities available-for-sale	(23)	(47)	(67)	136	476	(1)	(454)
Other	505	342	374	320	371	1,541	1,580
Total non-interest income	1,176	1,004	1,027	1,132	1,571	4,339	3,885
Non-interest expense:
Salaries and employee benefits	2,286	2,409	2,167	2,137	2,254	8,999	8,525
Net occupancy and furniture and fixture	757	681	648	651	656	2,737	2,563
FDIC insurance premiums	262	268	257	254	244	1,041	1,211
Other	1,259	1,120	1,169	1,076	1,193	4,624	4,287
Total non-interest expense	4,564	4,478	4,241	4,118	4,347	17,401	16,586
Income before income taxes	2,225	1,967	2,521	2,338	1,447	9,051	4,850
Provision for income taxes	415	349	558	512	212	1,834	623
Net income	$1,810	$1,618	$1,963	$1,826	$1,235	$7,217	$4,227

Share and Per Share Data:
Net income - basic	$0.58	$0.52	$0.63	$0.59	$0.40	$2.32	$1.37
Net income - diluted	$0.58	$0.52	$0.63	$0.59	$0.40	$2.32	$1.36
Book value	$19.52	$20.13	$19.67	$18.79	$18.24	$19.52	$18.24
Cash dividends	$0.24	$0.24	$0.24	$0.24	$0.24	$0.96	$0.96
Average common shares outstanding - basic	3,119,039	3,108,535	3,099,852	3,094,534	3,090,868	3,105,565	3,094,624
Average common shares outstanding - diluted	3,131,934	3,123,262	3,113,467	3,102,503	3,099,614	3,113,922	3,103,433

Selected Ratios:
Return on average assets	0.89%	0.82%	1.02%	0.99%	0.66%	0.93%	0.59%
Return on average shareholders' equity	12.08%	11.01%	13.83%	13.31%	8.92%	12.53%	7.73%
Net interest margin (tax equivalent)	3.75%	3.75%	3.74%	3.64%	3.43%	3.72%	3.42%
Efficiency ratio (tax equivalent)	53.76%	55.00%	53.48%	54.20%	55.92%	54.11%	60.88%

Average shareholders' equity to total average assets	7.41%	7.43%	7.39%	7.42%	7.37%	7.42%	7.70%
Net loan charge-offs	$377	$77	$48	$560	$906	$1,062	$1,769

Net loan charge-offs (annualized) / Average loans	0.32%	0.07%	0.04%	0.50%	0.82%	0.23%	0.41%

Balance Sheet (Average)
Assets	$802,144	$784,500	$769,539	$749,547	$745,551	$776,599	$710,580
Investment securities (AFS & HTM)	280,111	262,160	258,226	252,439	252,742	263,307	243,104
Loans receivable	475,828	474,903	466,100	451,064	439,534	467,063	427,924
Deposits	690,469	669,756	662,048	640,790	622,772	665,913	594,328
Shareholders' equity	59,436	58,327	56,905	55,635	54,957	57,589	54,710

Contacts:	Thomas J. Bisko, CEO	Bret H. Krevolin, CFO
	215-538-5600 x-5612	215-538-5600 x-5716
	tbisko@qnb.com	bkrevolin@qnb.com